SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                             SEC File Number 0-8187

(Check One):
[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X ] Form 10-Q [ ] Form N-SAR

For the  Period  Ended:   September 30, 1996
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 { }  Transition  Report on Form 10-K
 { }  Transition Report on Form 20-F
 { }  Transition Report on Form 11-K
 { }  Transition Report  on Form 10-Q
 { }  Transition  Report  on From  N-SAR For the  Transition

For the Transition Period Ended:
                                ----------------
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Read Attached  Instruction  Sheet Before  Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

If the notification relates to a portion of the filing, checked above, identify the Item(s) to which the notification relates:


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PART I.  REGISTRANT INFORMATION
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Full Name of Registrant:     Greenbriar Corporation
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Former Name if Applicable:   4265 Kellway Circle
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Address of Principal executive office (Street and number)

(City, State and Zip Code)    Addison, TX 75244
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PART II.  RULES 12b-25 (b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense, and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       { }          (a)      The reasons described in reasonable detail in
                             Part III of this form could not be eliminated without unreasonable effort or expense;

       {X}          (b)      The subject quarterly report on Form 10-Q will
                             be filed on or before the fifth calendar day following the prescribed due date; and

       { }          (c)      The accountant's statement or other exhibit
                             required by Rule 12b-25(c) has been attached if applicable.

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PART III.  NARRATIVE
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         State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-
K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.
                                                (Attach Extra Sheet if Needed)
The information required to complete this statement, is unavailable at this time
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PART IV.  OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

   Gene S. Bertcher                          (972) 407-8400
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          (Name)                            (Area code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                        [ ] Yes [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   November 13, 1996                    By   Gene S. Bertcher
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ATTENTION  Intentional  missstatements  or omissions of fact constitute  Federal
Criminal  Violations (See 18 U.S.C. 1001)
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                              GENERAL INSTRUCTIONS

1. This form is required by rule 12B-25 (17 CFR 240, 12b-25)of the General Rules and Regulations under the Securities Exchange Act of 1934


2. One signed original and four conformed copies of this form and amendments therto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of the public record in the Commission files.

3. A manually signed copy of the form and amendments therto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.